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CONSULTING AGREEMENT

This Consulting Agreement is entered into as of June 3, 2002 (the "Effective Date") by and between Arrow Electronics, Inc., a New York Corporation (the "Company"), and Stephen R. Kaufman (the "Consultant").

     WHEREAS, the Consultant is currently serving as the Chairman of the Board of Directors of the Company (the "Board"), and has previously also served as the Chief Executive Officer of the Company, pursuant to the Employment Agreement, dated as of the 22nd day of February, 1995, as amended as of December 31, 2001 (the "Employment Agreement");

     WHEREAS, the Consultant's "Employment Period" under the Employment Agreement (as amended) will terminate on July 31, 2002 or such later date as may be mutually agreed to in writing by the Company and the Consultant;

     WHEREAS, the Company wishes to avail itself of the Consultant's knowledge, expertise and experience by hiring the Consultant as a consultant for a period of five years following the expiration of the Employment Period; and

     WHEREAS, the Consultant is willing to serve as a consultant to the Company during such period upon the terms and conditions set forth below;

     NOW THEREFORE, the Company and the Consultant agree as follows:

  Consultancy and Board Service.
    The Consultant agrees that, commencing on the date following the date on which the Consultant retires from the Company (the "Commencement Date") and continuing until the fifth anniversary thereof (the "Fifth Anniversary"), or such lesser period as provided for in Section 6 hereof (the "Consulting Period"), he shall provide to the Company and its subsidiaries consulting services and advice and shall participate in various external activities and events for the benefit of the Company, in each case commensurate with his status and experience, as reasonably requested from time to time upon reasonable prior notice by the Chief Executive Officer of the Company; provided, however, that during the period commencing on the Commencement Date and ending on the second anniversary of the Commencement Date or such earlier date as provided in Section 6 hereof (the "Initial Period"), the Consultant shall be available to provide services pursuant to this Agreement for up to 65 days per year and provided further, however, that during the period commencing on the second anniversary of the Commencement Date and ending on the Fifth Anniversary or such earlier date as provided in Section 6 hereof (the "Remaining Period"), the Consultant shall be available to provide services under this Agreement for up to 25 days per year.
    The Company acknowledges and agrees that, except as provided in Section 4 hereof, the Consultant may provide consulting and other services to other companies in addition to the consulting services provided hereunder and, accordingly, the Company agrees that, except as provided in Section 4 hereof, the Consultant shall not be restricted in any manner whatsoever by this Agreement from providing services to any other person or entity and that the agreements set forth herein are entered into upon a non-exclusive basis.
    The Consultant shall not, solely by virtue of the consulting services provided hereunder, be considered to be an officer or employee of the Company during the Consulting Period, and shall not have the power or authority to contract in the name of or bind the Company, except as may be expressly stated in a written delegation of such authority from the Board.
  Compensation.
    In consideration for the Consultant's provision of consulting services and compliance with his other obligations hereunder:
      Consulting Fees. The Company shall pay the Consultant fees (the "Consulting Fees") at an annual rate of $500,000 per year during the Initial Period and at an annual rate of $300,000 per year (the "Remaining Term Rate") during the Remaining Period, which payments shall be made monthly in advance on the first business day of each month.
      Additional Payments. As additional consideration for entering into this Agreement, the Consultant shall be paid (A) an annual benefit equal to $140,000, which benefit, except as otherwise provided in Section 6 hereof, shall be paid in substantially equal monthly installments commencing on the first day of the month following the month in which occurs the second anniversary of the Commencement Date and continuing through the month in which occurs the Consultant's death; and (B) an additional annual benefit equal to $143,000, which benefit, except as otherwise provided in Section 6 hereof, shall be paid in substantially equal monthly installments commencing on the first day of the month following the month in which occurs the Fifth Anniversary and continuing through the month in which occurs the Consultant's death. The payments described in this Section 2(a)(ii) shall be hereinafter referred to as the "Additional Payments". Within five days following the commencement of the Consulting Period, the Company shall cause an amount in cash equal to the present value of the Additional Payments to be deposited in the irrevocable trust established under the Grantor Trust Agreement, dated as of June 25, 1998, as it may be amended from time to time, or a similar irrevocable trust (the "Rabbi Trust"). Such present value shall be determined in accordance with the Actuarial Assumptions (as defined in Section 2(c) hereof). The Company shall determine, not less frequently than annually, whether the amounts so deposited, plus earnings thereon that remain in the Rabbi Trust, are at least equal to the then-present value of the Additional Payments and, to the extent necessary, shall deposit additional cash in the Rabbi Trust to ensure that result.
      Expenses. During the Consulting Period, the Company shall reimburse the Consultant for such reasonable travel, lodging and other appropriate expenses incurred during the Consulting Period by the Consultant in the course or on account of rendering consulting services hereunder in accordance with, and subject to the terms and conditions of, the expense reimbursement policy applicable to expenses incurred by the Chief Executive Officer of the Company.
    In addition, as consideration for entering into this Agreement, the Company shall pay the Consultant a special bonus of $350,000 promptly following commencement of the Consulting Period.
    Within five days following the commencement of the Consulting Period, the Company shall cause an amount in cash equal to the aggregate present value of the Consultant's benefit (the "Pension Benefit") under the Company's Unfunded Pension Plan for Selected Executives, as it may be amended from time to time (the "SERP"), to be deposited in the Rabbi Trust. Such present value shall be determined in accordance with actuarial assumptions which are no less favorable to the Consultant than those used in connection with the SERP as in effect immediately prior to the Effective Date (the "Actuarial Assumptions"). The Company shall determine, not less frequently than annually, whether the amounts so deposited, plus earnings thereon that remain in the rabbi trust, are at least equal to the then-present value of the Pension Benefit and, to the extent necessary, shall deposit additional cash in the Rabbi Trust to ensure that result. The Company and the Consultant acknowledge that, as of the Effective Date, the annual benefit accrued by the Consultant pursuant to the SERP, payable in the form elected by the Consultant pursuant to the terms of the SERP, is $474,000. If, during the period beginning on the Commencement Date and ending on the Fifth Anniversary, the maximum replacement ratio used to calculate payments under the SERP with respect to the Chief Executive Officer or any other officer of the Company is increased above 45 percent, then all future payments to or in respect of the Consultant pursuant to the SERP shall be increased at the rate of $17,330 per year for each percentage point above 45 percent by which the maximum replacement ratio is increased.
    Any unvested options to acquire stock of the Company held by the Consultant on the date which is immediately prior to the Commencement Date shall become fully vested and exercisable on such date, and the restrictions on any shares of restricted Company stock held by the Consultant on the date which is immediately prior to the Commencement Date shall lapse on such date.
    During the Consulting Period, the Company shall provide the Consultant with accident insurance with respect to accidents which occur while the Consultant is on Company business.
    Until the Consultant attains age 65, the Consultant shall be permitted to purchase health insurance under the Company's health insurance plans made available from time to time to its officers. Such continued coverage shall be conditioned on the Consultant's timely payment of the full cost of the coverage elected, which shall be the same amount that would be payable from time to time for that coverage if it were provided under Part 6 (Section 601 and following) of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time (commonly known as "COBRA").
    The compensation provided for under this Agreement during the Initial Period shall be in lieu of any fees to which the Consultant might otherwise have been entitled for serving as a member of the Board or any committee thereof. If the Consultant is a member of the Board and/or any committee thereof during the Remaining Period (or any portion thereof), he also shall be entitled to the same fees and benefits provided to other non-employee members of the Board.
  Office Support; Other Benefits. During the Consulting Period, the Company shall provide the Consultant with (a) an office no less favorable than the executive offices of the Manhattan office of the Company and (b) a secretary whose qualifications are comparable to those of secretaries employed by senior executives in the Company, which secretary may elect to be an employee of the Company. In addition, during the Consulting Period, the Company shall provide the Consultant with such other facilities as may be reasonably required for the proper discharge of his duties hereunder, as reasonably determined from time to time by the Company's Chief Executive Officer; provided, however, that when traveling on behalf of the Company, including but not limited to travel to and from the Consultant's residences in Florida and Massachusetts, the Consultant shall be permitted to use Company aircraft on a basis no less favorable than that of the Chief Executive Officer of the Company.
  Non-Competition, etc. During the Consulting Period and for a period of two years after the termination of the Consulting Period (one year in the case of Section 4(d) hereof), the Consultant shall not, directly or indirectly:
    Disclosure of Information. Use, attempt to use, disclose or otherwise make known to any person or entity (other than to the Board or otherwise in the course of the business of the Company, its subsidiaries or affiliates and except as may be required by applicable law): (i) any knowledge or information, including, without limitation, lists of customers or suppliers, trade secrets, know-how, inventions, discoveries, processes and formulae, as well as all data and records pertaining thereto, which he may acquire in the course of his employment or consultancy, in any manner which may be detrimental to or cause injury or loss to the Company, its subsidiaries or affiliates; or (ii) any knowledge or information of a confidential nature (including all unpublished matters) relating to, without limitation, the business, properties, accounting, books and records, trade secrets or memoranda of the Company, its subsidiaries or affiliates, which he now knows or may come to know in any manner which may be detrimental to or cause injury or loss to the Company its subsidiaries or affiliates.
    Non-Competition. Engage or become interested in the United States, Canada or Mexico or anywhere else in the world (whether as an owner, shareholder, partner, lender or other investor, director, officer, employee, consultant or otherwise) in the business of distributing electronic parts, components, supplies or systems, or any other business that is competitive with the principal business or businesses then conducted by the Company, its subsidiaries or affiliates (provided, however, that nothing contained herein shall prevent the Consultant from acquiring or owning less than 1% of the issued and outstanding capital stock or debentures of a corporation whose securities are listed on the New York Stock Exchange, American Stock Exchange, or the National Association of Securities Dealers Automated Quotation System);
    Solicitation. Solicit or participate in the solicitation of any business of any type conducted by the Company, its subsidiaries or affiliates, during said term or thereafter, from any person, firm or other entity which at the time is (or at any time during the preceding twelve months was) a supplier or customer, or prospective supplier or customer, of the Company, its subsidiaries or affiliates; or
    Employment. Employ or retain, or arrange to have any other person, firm or other entity employ or retain, any person who was an employee or consultant of the Company, its subsidiaries or affiliates, at any time during the period of twelve consecutive months immediately preceding such employment or retention.

  The Consultant shall promptly furnish in writing to the Company, its subsidiaries or affiliates, any information reasonably requested by the Company (including any third party confirmations) with respect to any activity or interest the Consultant may have in any business, which business could reasonably be construed to be competitive with the principal business or businesses then conducted by the Company, its subsidiaries or affiliates.

  If the business of the Company, its subsidiaries and/or its affiliates is expanded due to a merger, consolidation, acquisition of assets, reorganization or similar transaction, then for purposes of applying this Section 4, references to the business of the Company, its subsidiaries and its affiliates shall refer to the business as conducted immediately prior to any such transaction.

  Indemnity. The Company shall indemnify the Consultant for any claim arising out of or in connection with the Consultant's service as a member of the Board, as having served as an officer or employee of the Company, as an officer or director of any of the Company's subsidiaries or as a consultant pursuant to the terms of this Agreement in the same manner and to the same extent as the Company or such subsidiary, as the case may be, indemnifies its then current directors, officers or employees as the case may be.
  Termination of Consulting Period; Compensation Upon Termination.
    Termination of Consulting Period. Notwithstanding anything in herein to the contrary, the Consulting Period shall terminate on the death or Disability of the Consultant, a termination of the Consultant's services by the Company for Cause or without Cause or a termination by the Consultant of his services for Good Reason or without Good Reason.
      For purposes of this Agreement, "Cause" shall mean the Consultant's (A) willful and continued failure to perform substantially his duties hereunder, (B) gross negligence or serious misconduct, in either case that is materially injurious to the Company and its subsidiaries and affiliates, taken as a whole, (C) the Consultant's conviction for the commission of a felony other than a felony related to the operation of a motor vehicle or (D) the material breach by the Consultant of any provision of this Agreement. No act or failure to act by the Consultant shall be considered Cause unless the Company has given detailed written notice thereof to the Consultant and, where remedial action is feasible, he has failed to remedy the act or omission within thirty days after receiving such notice. No act, or failure to act, shall be considered "willful" unless done, or omitted to be done, by the Consultant in bad faith and without reasonable belief that his action or omission was in, or not opposed to, the best interests of the Company.
      For purposes of this Agreement, "Disability" shall mean that the Consultant has been incapable of substantially fulfilling the positions, duties, responsibilities and obligations set forth in this Agreement because of physical, mental or emotional incapacity resulting from injury, sickness or disease for a period of (A) at least four consecutive months or (B) more than six months in any twelve month period.
      For purposes of this Agreement, "Good Reason" shall mean (A) the Company's failure to obtain the express written assumption of this Agreement as provided in Section 9(c) hereof or (B) any other material breach of any provision of this Agreement by the Company. No breach pursuant to subsection (B) shall be considered Good Reason unless the Consultant has given detailed written notice thereof to the Company and, where remedial action is feasible, the Company has failed to remedy such breach within thirty days after receiving such notice.
    Benefits Upon Any Termination of the Consulting Period. Upon any termination of the Consulting Period on or prior to the month in which occurs the Fifth Anniversary, the Company shall pay or cause to be paid to the Consultant (or, if applicable, the Consultant's beneficiary, as elected by the Consultant in accordance with such procedures as may be established by the Company from time to time (the "Beneficiary")): (i) within five business days following such termination, any compensation payable pursuant to Section 2 hereof that has been earned prior to the date of such termination and not yet paid (such payments, the "Accrued Amounts") and (ii) except in the case of a termination by reason of the Consultant's death, the Additional Payments, which Additional Payments shall be made at such times and in such amounts as such payments would have been made pursuant to Section 2(a)(ii) hereof had the Consulting Period not prematurely terminated.
    Benefits Upon Termination by the Company without Cause or by the Consultant for Good Reason. If the Consulting Period is terminated on or prior to the Fifth Anniversary due to the termination of the Consultant's services (i) by the Company without Cause or (ii) by the Consultant for Good Reason, the Company shall pay or cause to be paid to the Consultant, within five business days following such termination, a lump sum cash payment equal to the Consulting Fees that would have been paid to the Consultant during the period beginning on the date of such termination and ending on the Fifth Anniversary.
    Termination by the Company for Cause or by the Consultant without Good Reason. If the Consulting Period is terminated on or prior to the Fifth Anniversary due to the termination of the Consultant's services (i) by the Company for Cause or (ii) by the Consultant without Good Reason, the Consultant shall be entitled only to the Accrued Amounts and the Additional Payments in accordance with Section 6(b) hereof.
    Benefits Upon Termination by Reason of Disability. If the Consulting Period is terminated on or prior to the Fifth Anniversary due to the Consultant's Disability, the Company shall pay or cause to be paid to the Consultant the Consulting Fees that would have been paid to the Consultant during the period beginning on the date of such termination and ending on the Fifth Anniversary, at such times and in such amounts as such payments would have been made pursuant to Section 2(a)(i) hereof had the Consulting Period not prematurely terminated.
    Benefits Upon Termination by Reason of Death. If the Consulting Period terminates on or prior to the Fifth Anniversary due to the Consultant's death, the Company shall pay or cause to be paid to the Beneficiary within twenty business days following such termination, a lump sum payment equal to the Consulting Fees that the Consultant would have received during the one-year period beginning on the date of death had the Consulting Period not prematurely terminated.
  Separability. The Consultant agrees that the provisions of Section 4 constitute independent and separable covenants which shall survive the termination of the Consulting Period and which shall be enforceable by the Company notwithstanding any rights or remedies the Consultant may have under any other provisions hereof. In addition, (a) any provisions which by their terms contemplate the making of payments or the taking of other actions following the termination of the Consulting Period shall survive the termination of the Consulting Period and (b) Section 5 hereof shall survive the termination of the Consulting Period.
  Specific Performance. The Consultant acknowledges that (a) the services to be rendered under the provisions of this Agreement and the obligations of the Consultant assumed herein are of a special, unique and extraordinary character; (b) it would be difficult or impossible to replace such services and obligations; (c) the Company, its subsidiaries and affiliates will be irreparably damaged if the provision hereof are not specifically enforced; and (d) the award of monetary damages will not adequately protect the Company. its subsidiaries and affiliates in the event of a breach hereof by the Consultant. By virtue thereof, the Consultant agrees and consents that if he violates any of the provisions of this Agreement, in addition to any other rights and remedies available under this Agreement or otherwise, the Company shall (without any bond or other security being required and without the necessity of proving monetary damages) be entitled to a temporary and/or permanent injunction to be issued by a court of competent jurisdiction restraining the breaching party from committing or continuing any violation of this Agreement, or any other appropriate decree of specific performance. Such remedies shall not be exclusive and shall be in addition to any other remedy which any of them may have.
  Miscellaneous
    Entire Agreement; Amendment. This Agreement and the SERP constitute the whole agreement between the parties with respect to the subject matter hereof and may not be modified, amended or terminated except by a written instrument executed by the parties hereto. All other agreements between the parties pertaining to the employment or remuneration of the Consultant not specifically contemplated hereby or incorporated or merged herein are terminated and shall be of no further force or effect. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall adversely affect the rights of the Consultant under any benefit plan, program or arrangement in which he is participating immediately prior to the commencement of the Consulting Period.
    Certain Interim Events. If, prior to the commencement of the Consulting Period, the Company terminates the Consultant's employment without cause (as defined in the Employment Agreement), then for purposes of this Agreement, such termination shall be deemed to be a termination of the Consultant's services without Cause during the Consulting Period, and the Consultant shall be entitled to (i) the immediate payment of the amount set forth in Section 2(b) hereof and (ii) the payments and benefits to which he would be entitled upon such a termination, including but not limited to the benefits provided in Sections 2(c), 2(d), 2(f), 6(b), 6(c) and 9(f) hereof. If, prior to the commencement of the Consulting Period, the Consultant's employment terminates by reason of Disability, then for purposes of this Agreement, such termination shall be deemed to be a termination of the Consultant's services by reason of Disability during the Consulting Period, and the Consultant shall be entitled to (i) the immediate payment of the amount set forth in Section 2(b) hereof and (ii) the payments and benefits to which he would be entitled upon such a termination, including but not limited to the benefits provided in Sections 2(c), 2(d), 2(f), 6(b), 6(e) and 9(f) hereof. For purposes of this Section 9(b), references in Section 2(d) hereof to the Commencement Date shall be deemed instead to refer to the date on which occurs the termination of employment. If, between the Effective Date and the commencement of the Consulting Period, the Consultant dies while employed by the Company, this Agreement shall be null and void and of no effect.
    Assignment. Except as stated below, this Agreement is not assignable by the Company without the written consent of the Consultant, or by the Consultant without the written consent of the Company, and purported assignment by either party of such party's rights and/or obligations under this Agreement shall be null and void; provided, however, that, notwithstanding the foregoing, the Company may merge or consolidate with or into another corporation, or sell all or substantially all of its assets to another corporation or business entity or otherwise reorganize itself, provided the surviving corporation or entity, if not the Company, shall expressly assume this Agreement in writing and become obligated to perform all of the terms and conditions hereof, in which event the Consultant's obligations shall continue in favor of such other corporation or entity.
    Waivers. etc. No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature. The failure of any party to insist upon strict adherence to any term of this Agreement on any occasion shall not operate or be construed as a waiver of the right to insist upon strict adherence to that term of any other term of this Agreement on that or any other occasion.
    Provisions Overly Broad. In the event that any term or provision of this Agreement shall be deemed by a court of competent jurisdiction to be overly broad in scope, duration or area of applicability, the Court considering the same shall have the power and hereby is authorized and directed to modify such term or provision to limit such scope, duration or area, or all of them. so that such term or provision is no longer overly broad and to enforce the same as so limited. Subject to the foregoing sentence, in the event any provision of this Agreement shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall attach only to such provision and shall not affect or render invalid or unenforceable any other provision of this Agreement.
    Dispute Resolution; Legal Fees. Except as otherwise provided herein, all controversies, claims or disputes arising out of or related to this Agreement shall be settled in New York City, NY, under the rules of the American Arbitration Association then in effect, and judgment upon such award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction. The costs of the arbitration shall be borne by the Company. Promptly following the Effective Date, the Company shall pay the reasonable legal fees and disbursements incurred by the Consultant in connection with the negotiation and preparation of this Agreement. In addition, the Company agrees to pay promptly as incurred, to the fullest extent permitted by law, all legal fees and expenses which the Consultant may reasonably incur as a result of any contest by the Company or the Consultant of the validity or enforceability of, or liability under, any provisions of this Agreement (including as a result of any contest initiated by the Consultant concerning the amount of any payment due pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended; provided, however, that the Consultant shall be responsible for any such costs and expenses incurred in connection with any claim with respect to which the Consultant does not prevail in any material respect, and shall reimburse the Company for such amounts, together with interest thereon at the rate provided for in the preceding clause of this sentence.
    Payments to Legal Representative. If the Consultant becomes legally incompetent, all payments hereunder that would otherwise be paid to the Consultant shall be paid to his legal representative.
    No Mitigation. The Company agrees that, if the Consultant's service with the Company terminates during the Consulting Period, the Consultant is not required to seek other service or employment or to attempt in any way to reduce any amounts payable to the Consultant by the Company hereunder. Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Consultant as the result of employment by or service with another company or other entity, by retirement benefits, by offset against any amount claimed to be owed by the Consultant to the Company, or otherwise.
    Notices. Any notice permitted or required hereunder shall be in writing and shall be deemed to have been given on the date of delivery or, if mailed by registered or certified mail, postage prepaid, on the third business day following the date of mailing:
      if to the Consultant to, to him at his last known home address as reflected on the books and records of the Company.
      if to the Company to:

                    Arrow Electronics, Inc.
                    25 Hub Drive
                    Melville, New York 11747
                    Attention: Senior Vice President and General Counsel;

    provided, however, that either party may, by notice to the other, change his or its address for notice hereunder.

    New York Law. This Agreement shall be construed and governed in all respects by the internal laws of the State of New York, without giving effect to principles of conflicts of law.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                                       ARROW ELECTRONICS, INC.

                                                       By:/s/ Robert E. Klatell
                                                           Name: Robert E. Klatell
                                                           Title: Executive Vice President

                                                       CONSULTANT

                                                       /s/ Stephen R. Kaufman